Exhibit 99.1

Contact: Yvonne Gill
January 23, 2014	570-724-0247
yvonneg@cnbankpa.com

CITIZENS & NORTHERN CORPORATION DECLARES DIVIDEND

FOR IMMEDIATE RELEASE

WELLSBORO, PA - Directors of Citizens & Northern Corporation, parent company of Citizens & Northern Bank, have declared a regular quarterly cash dividend of $0.26 per share, which is an increase of $0.01 per share over the amount paid in each of the four calendar quarters of 2013. The dividend is payable on February 14, 2014 to shareholders of record as of February 3, 2014.

Declaration of the dividend was made at the January 23, 2014 meeting of the C&N Board of Directors.

Citizens & Northern Corporation is the parent company of Citizens & Northern Bank. Citizens & Northern Bank is a local, independent community bank providing complete financial, investment and insurance services through 26 full service offices throughout Bradford, Cameron, Lycoming, Potter, McKean, Steuben, Sullivan and Tioga Counties. C&N can be found on the worldwide web at www.cnbankpa.com. The Corporation’s stock is listed on NASDAQ Capital Market Securities under the symbol CZNC.